Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHARAH SOLUTIONS, INC.

Charah Solutions, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.          The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 30, 2018, under the name Charah Solutions, Inc.

2.          The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates, integrates and also further amends the Original Certificate of Incorporation, was duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL and filed with the Secretary of State of the State of Delaware on June 18, 2018.

3.       Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Certificate of Incorporation.

4.          This Amendment has been approved and duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. The Amendment was duly authorized by holders of a majority of the voting stock of the Corporation by written consent and duly noticed to all stockholders not signing the written consent in accordance with the provisions of Sections 228 and 242 of the DGCL, and the provisions of the Certificate of Incorporation.

5.         Article IV of the Certificate of Incorporation is hereby amended by inserting the following as Section 4.1(B) and renumbering existing Section 4.1(B) to Section 4.1(C):

  “(B)          Effective as of 5:00 p.m. ET on December 29, 2022 (the “Effective Time”), pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each ten (10) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the New York Stock Exchange as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. Each holder of an Old Certificate shall receive, upon surrender of such Old Certificate, a new certificate representing the number of whole shares of Common Stock to which such stockholder is entitled pursuant to the Reverse Stock Split.”

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of this 28th day of December, 2022.

CHARAH SOLUTIONS, INC.

By:	/s/ Steven A. Brehm
Name: Steven A. Brehm
Title: Vice President of Legal Affairs and Corporate Secretary